UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2023

MariaDB plc

(Exact name of registrant as specified in its charter)

Ireland	001-41571	N/A

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

699 Veterans Blvd

Redwood City, CA 94063

(Address of principal executive offices, including zip code)

(855) 562-7423

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	MRDB	New York Stock Exchange
Warrants, each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 per share	MRDBW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2023, MariaDB plc, an Irish public limited corporation (the “Company” or “MariaDB”), announced that the Company’s Board of Directors had unanimously appointed Conor McCarthy as the Company’s Chief Financial Officer, effective as of April 10, 2023.

Mr. McCarthy, 65, has over 30 years of experience as a Chief Financial Officer in areas such as corporate strategy and corporate finance, including capital raising and mergers and acquisitions. Mr. McCarthy most recently served as the Chief Financial Officer of Ideanomics, Inc., a Nasdaq-listed company in the electric vehicle industry, from September 2019 to September 2022. Prior to that, Mr. McCarthy served as the Chief Financial Officer of OS33, a fintech SaaS platform, from July 2018 to May 2019, the Chief Financial Officer of Intent, a data science and advertising technology firm, from May 2016 to July 2018, the Chief Financial Officer of Convergex Group, an equity brokerage firm, from June 2014 to July 2015, and the Chief Financial Officer and Finance Director of the Americas for GFI Group, Inc., a NYSE-listed fintech wholesale money broker (now part of BGC Partners), from March 2005 to June 2014. Mr. McCarthy started his career as an auditor with KPMG in Ireland before transitioning into the financial services industry, working as CFO, Treasurer, and in other executive finance roles. Mr. McCarthy holds a CA from the Institute of Chartered Accountants in Ireland.

As of March 31, 2023, the Company entered into an employment agreement with Mr. McCarthy (the “Employment Agreement”). The Employment Agreement provides for: (i) an annual base salary of $350,000 per year; (ii) participation in an annual incentive program with a target bonus of $200,000 per year; (iii) participation in the employee benefit plans and programs maintained by the Company for the benefit of the Company’s similarly situated employees; (iv) reimbursement of all reasonable, customary and necessary business expenses; and (v) paid time off, subject to the Company’s paid time off policy applicable to exempt employees. In connection with commencement of employment, Mr. McCarthy is eligible to receive an award of 500,000 restricted stock units covering ordinary shares of the Company (the “RSUs”), under the Company’s 2022 Equity Incentive Plan. The RSUs will vest quarterly according to the standard Company schedule, subject to Mr. McCarthy’s continued employment.

If the Company terminates Mr. McCarthy’s employment without cause or Mr. McCarthy resigns for good reason, in either case not in connection with a change of control, Mr. McCarthy is eligible to receive the following: (i) six months’ base salary (disregarding any salary reduction that forms the basis for a good reason termination); (ii) fifty percent of annual target bonus, based on actual performance under the bonus program; and (iii) payment or reimbursement of COBRA premiums for six months after termination or, if earlier, until Mr. McCarthy ceases to be eligible for COBRA or Mr. McCarthy becomes eligible for group health insurance coverage from another employer (or for a period of 12 months if Mr. McCarthy is terminated within a year of the effective date of the Employment Agreement).

If within three months prior to, on or within 12 months after a change of control, MariaDB terminates Mr. McCarthy’s employment without cause or Mr. McCarthy resigns for good reason, Mr. McCarthy is eligible to receive the following: (i) a lump sum payment equal to 12 months’ base salary (disregarding any salary reduction that forms the basis for a good reason termination); (ii) annual target bonus; (iii) a lump sum payment equal to 12 months of COBRA premiums; and (iv) full accelerated vesting of all then outstanding compensatory equity awards.

The severance payments and benefits described above are subject to Mr. McCarthy’s timely execution and non-revocation of a general release of claims in favor of the Company.

As a condition to Mr. McCarthy’s employment under the Employment Agreement, Mr. McCarthy also entered into the Company’s standard form of Confidential Information, Non-Competition and Invention Assignment Agreement.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement filed herewith as Exhibit 10.1 to this Current Report on Form 8-K, and such exhibit is incorporated herein by reference.

A copy of the Company’s press release dated April 6, 2023, announcing the appointment described above is attached hereto as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of March 31, 2023, between MariaDB plc and Conor McCarthy
99.1	Press Release issued by MariaDB plc, dated April 6, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MariaDB plc
Dated: April 6, 2023
	By:	/s/ Michael Howard
Michael Howard
Chief Executive Officer

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